CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

THE Cushing MLP & Infrastructure Total Return Fund

WHEREAS, this amendment to the Second Amended and Restated Agreement and Declaration of Trust, dated May 12, 2011, and as amended through the date hereof (the “Declaration of Trust”), of The Cushing MLP & Infrastructure Total Return Fund, a Delaware statutory trust (the “Trust”), has been approved by the Trustees in accordance with Article IX, Section 10 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “NXG Cushing Midstream Energy Fund;”

NOW, THEREFORE

1.  Section 1 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

Section 1. Name. The name of the Trust continued by this Declaration of Trust is “NXG Cushing Midstream Energy Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine and the Trustees may, without Shareholder approval, change the name of the Trust or any Series or Class thereof. In the event of any such change, the Trustees shall cause notice to be given to the affected Shareholders within a reasonable time after the implementation of such change.

2. This Certificate of Amendment shall be effective as of the effective date of the Certificate of Amendment to the Certificate of Trust of the Trust, to be executed by a Trustee of the Trust and filed with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment as of the 23rd day of March, 2023. This Certificate of Amendment may be executed in two or more counterparts that shall collectively constitute one and the same instrument.

/s/Brian R. Bruce Brian R. Bruce Trustee

/s/Andrea N. Mullins Andrea N. Mullins Trustee

/s/Ronald P. Trout Ronald P. Trout Trustee

/s/ Jerry V. Swank Jerry V. Swank Trustee